EMPLOYMENT AGREEMENT

ROBERT L. TABB

This Employment Agreement (this "Agreement'') is entered into effective as of September 30, 2015 (the "Effective Date"), by and between Orion Marine Gronp, Inc,, a Delaware corporation (the "Company"), and Robert L. Tabb (the "Key Employee").

WITN ES SETH:

WHEREAS, the Company has identified you as a Key Employee who is an integral part of the Company's operation and management;
WHEREAS, the Company recognizes your efforts as a Key Employee and desires to reward those efforts to protect and enhance the best interests of the Company; and

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATIONS
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1.1	Definitions.

(a)    "Base Salary" means the Key Employee's base salary described in Section 2.3(a), as such base salary may be increased (but not decreased) by the Company from time to time.

(b)	"Board" means the Board of Directors of the Company.

(c)	"Canse" means:

(i)    A material breach by Key Employee of Section 3.7 of this Agreement (regarding the noncompetition and confidentiality provisions);

(ii)    The commission of a criminal act by Key Employee against the Company, including but not limited to fraud, embezzlement or theft;

(iii)    The conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation of Key Employee for any felony or any crime involving moral turpitude; or

(iv)    Key Employee's failure or refusal to cany out, or comply with, in any material respect, any lawful directive of the Board consistent with the terms of the Agreement which is not remedied within 30 days after Key Employee's receipt of written notice from the Company,

(d)	"Code" means the Internal Revenue Code of 1986, as amended.

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(e)    "Disability" means a Key Employee's disability within the meaning of the Company's long-term disability plan. In the event of a dispute between the parties as to whether the Key Employee is disabled, whethel' Key Employee is disabled will bedetermined by the mutual agreement of a physician selected by the Company or its insurers (the "Company Physician") and a physician selected by Key Employee ("Key Employee's Physician"). In the event that the Company Physician and Key Employee's Physician cannot agree on whether Key Employee is Disabled, such determination will be made by a third physician who is jointly selected by the Company Physician and Key Employee's Physician.

(f)	"Good Reason" means:

(i)    a material breach of Section 2.3, including but not limited to reduction of any component of Key Employee's compensation set foTth in Section 2.3(a) or (b) without Key Employee's consent; provided, however, that a reduction of Key Employee's compensation set fo1th in Section 2.3(b) with respect to bonuses shall mean the elimination of Key Employee's ability to earn a bonus or a reduction in the percentage of Base Salary Key Employee is eligible to earn as a bonus,

(ii)    a material reduction of Key· Employee's title, duties or responsibilities (without the Key Employee's consent) from those in effect as of the Effective Date or as subsequently agreed to by Key Employee and the Company; or

(iii)    the relocation of the Key Employee's primary work site to a location greater than 25 miles from the Key Employee's work site as of the Effective Date.

(g)    "Nonqualified Deferred Compensation Rules" means the limitations Ol' requirements of Section 409A of the Code and the regulations promulgated thereunder.

(h)    "Restricted Period" means the twelve month period immediately following Employee's last day of employment under this Agreement.

(i)    "Without Cause" means termination by the Company of Key Employee's employment at the Company's sole discretion fol' any reason, otheT than by reason of Key Employee's death or Disability, and other than a termination based upon Cause.

1.2    Intei·pretations. In this Agreement, unless a clear contrary intention appears, (a) the words "herein," "hereof' and "hereunder" and other words of similar imp01t refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (b) reference to any Article or Section, means such Article or Section hereof; and (c) the word "including" (and with c01relative meaning "include") means including, without limiting the generality of any description preceding such term.

ARTICLE II
EMPLOYMENTANDDUTIES

2.1    Term, The teim of this Agreement will commence 011 the Effective Date of this Agreement and end on September 30, 2017 (the "Initial Term"). The Agreement may be extended for an additional two year period at the end of the Initial Term (the "Renewal Term")

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upon mutual agreement of the parties entered into not less than 60 days prior to the expiration of the Initial Te1m. Notwithstanding any other provision of this Agreement, Key Employee's employment pursuant to this Agreement may be terminated at any time in accordance with ARTICLE Ill. The period from the Effective Date through the expiration of this Agreement, including the Renewal Term, or, if sooner, the termination of Employee's employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the "Employment Period."
2.2    Position, Duties and Services. The Key Employee will have such duties and powers as will be determined from time to time by the Company's Vice President and Chief Financial Officer consistent therewith. The Key Employee will perfonn diligently and to the best of his abilities such duties. The Key Employee's employment will be subject to the supervision and direction of the Company's Vice President and Chief Financial Officer.

2.3	Compensation.
(a)    Base Salary. During the Employment Period, Key Employee will receive an initial Base Salary at the rate of One Hundred and Seventy Eight Thousand Six Hundred and 00/100 Dollars ($178,600.00) per annum payable in periodic instalhnents in accordance with the Company's nmmal payroll practices and procedures, which base salary may be increased (but not decreased) by the Company from time to time.
(b)    Bonuses and Perquisites. During the Employment Period, Key Employee will be entitled to bonuses and perquisites as determined by the Board in its good faith discretion.

(c)    Car Allowance. During the Employment Period, Key Employee will be entitled to a monthly car allowance of $950.00 which car allowance may be increased (but not decreased) by the Company from time to time..
(d)    Incentive, Savings, Profit Sharing, and Retirement Plans. During the Employment Period, Key Employee will be entitled to participate in all incentive (including but not limited to equity grants), savings, profit sharing and retirement plans, practices, policies and programs applicable genernlly, from time to time, to other similarly situated executives of the Company.

(e)    Welfare Benefit Plans. During the Employment Period Key Employee and/or Key Employee's family, as the case may be, will be eligible for participation in and will receive all benefits under the welfarn benefit plans, practices, policies and programs applicable generally, from time to time, to other similarly situated executives of the Company.

(f)    Expenses. During the Employment Period, Key Executive shall be entitled to receive reimbursement for all reasonable business expenses, including, but not limited to, those expenses exprnssly provided for in this Agreement, incurred by the Key Executive in accordance with the policies, practices and procedures of the Company. All such expenses are to be reimbursed to Key Executive in accordance with the Company's policies and procedures for reimbm·sing expenses, but in no event shall any reimbursement payment be paid to Key Executive following the last day of the calendar year following the calendar year in which the expense was incun·ed. The amount of expenses for which Key Executive is eligible to receive reimbursement during any calendar year shall not affect the amount of expenses for which Key Executive is eligible to receive reimbursement during any other calendar year during the teim of this Agreement. Any reimbursement payable in accordance with this Section 2.3(f) will not be subject to liquidation or exchange for another benefit.

2.4    Severance Benefit, Key Employee will be entitled to receive the severance benefits described in ARTICLE III upon his termination of employment during the term of this Agreement described in Section 2.1 provided he satisfies the requiTements outlined in ARTICLE Ill

ARTICLEill EARLY TERMINATION
3.1 Death. Upon the death of Key Employee during the Employment Period, this Agreement will te1minate and Key Employee's estate will be entitled to (a) payment of his Base Salfil'y through the date of such termination, (b) any benefits accmed up to the date of his death payable pursuant to the te1ms of the benefit plans specified in Section 2.3 in which Key Employee is a participant, and (c) reiTnbursement of any outstanding expense eligible for reimbursement.

3,2 Disability. In the event of Key Employee's Disability during the Employment Period, the Company may terminate Key Employee's employment in which case this Agreement will terminate and Key Employee will be entitled to payment of the following benefits: (a) his Base Salary through the date of such termination; (b) long-term disability benefits pursuant to the terms of any long-term disability policy provided to similarly situated employees of the Company in which Key Employee has elected to pfil'ticipate; (c) payment of any benefits payable pursuant to the tenns of the benefit plans specified in Section 2.3 in which Key Employee is a participant, and (d) reimbursement of any outstanding expense eligible for reimbursement.
3.3    Termination for Cause or Voluntary Resignation by Key Employee Without Good Reason. If Key Employee's employment is terminated during the te1m of this Agreement for Cause or if Key Employee voluntarily resigns from the employment of the Company without Good Reason, then Key Employee will be entitled to receive: (a) his Base Salfil'y in effect at the time notice of te1mination is given through the date of tennination, (b) payment of any benefits payable pursuant to the terms of the benefit plans specified in Section 2.3 in which Key Employee is a participant, and (c) reimbursement of any outstanding expense eligible for reimbursement (such amounts and benefits in clauses (a), (b), and (c) the "Accrued Obligations")
3.4    Termination Without Cause or for Good Reason If the Key Employee's employment is terminated during the te1m of this Agreement by the Company Without Cause 01· if Key Employee te1minates his employment with the Company during the term of this Agreement for Good Reason, Key Employee will be entitled to receive (a) the Accrued Obligations; (b) continued payment of Key Employee's Base Salary for a period of twelve (12) months, in accordance with the Company's standru'd payroll practices; (c) monthly payment for a period of twelve (12) months of $2,500 to cover transitional expenses; (d) monthly payment for a period of twelve months of an amount equal to Key Employee's monthly cfil' allowance; plus (e) a lump sum payment equal to the most recent bonus awarded to Key Employee pursuant to the Executive Bonus Plan or any predecessor or replacement plan. Subject to Section 3.9, the payments and benefits described in this Section 3.4 shall begin or shall be paid, as applicable to the form of payment described above for each payment or benefit, to Key Employee on the sixtieth day immediately following the Key Employee's termination of employment.

3.5    Termination of Company's Obligations. Upon termination of Key Employee's employment for any reason, the Company's obligations under this Agreement will terminate and Key Employee will be entitled to no compensation and benefits under this Agreement other than that provided in this ARTICLE III. Notwithstanding such termination, the parties' obligations under this ARTICLE III, including Section 3.8, will remain in full force and effect.
3.6    Release. Notwithstanding the foregoing provisions of this Section 3.6, Key Employee will be entitled to the additional benefits specified in Section 3.4 (regarding tennination Without Cause or for Good Reason) (i. e,, those in adctition to the payment of his Base Salary through the date of termination and any benefits payable pursuant to the terms of the benefit plans specified in Section 2.3 in which Key Employee is a participant), only upon his execution (and non-revocation) of a waiver and release of all claims in substantially the same form attached hereto as Exhibit "A." Such waiver and release document must be executed and delivered to the appropriate Company representative on or before the fiftieth (50th) day period immediately following Key Employee's termination of employment.

3.7	Non-Competition, Confidentiality.
(a)    Agreement not to Compete. In consideration of the Company's promise to provide Key Employee with Confidential Information, as defined in Section 3.7(b). the other mutual promises contained in this Agreement, and Key Employee's employment with the Company, and so as to enforce Key Employee's promises regarding Confidential Inf01mation contained in Section 3.7(b) of this Agreement, Key Employee agrees that in the event his employment with the Company is temrinated for any reason whatsoever, Key Employee will not, during the Restricted Period (extended by any period of time during which Key Employee is in violation of this Section 3.7), directly or indirectly, carry on or conduct, in competition with the Company or its subsidiaries or affiliates, any business of the nature in which the Company or its subsidiaries or affiliates are then engaged in any geographical area in which the Company or its subsidiaries or affiliates engage in business at the time of such termination or in which any of them, prior to termination of Key Employee's employment, evidenced in writing, at any time during the six month period prior to such termination, an intention to engage in such business. Key Employee agrees that he will not so conduct or engage in any such business either as an inctividual on his own account or as a partner or joint venturer or as a Key Employee, agent, lender, financier, consultant or salesman for any other person or entity, or as an officer or director of a corporation or as a shareholder in a corporation of which he will then own 10% or more of any class of stock, or as a manager of a limited liability company or as a member ofina linrited liability company of which he will then own 10% or more of any class of membership interest.
(b)    Confidential Information. The Company makes a bincting promise not conditioned upon continued employment to provide Key Employee with certain Confidential Information above and beyond any Confidential Information Key Employee may have previously received. Key Employee will not, ctirectly or indirectly, at any time following termination of his employment with the Company, reveal, divulge or make known to any person or entity, or use for

Key Employee's personal benefit (including, without limitation, for the purpose of soliciting business, whether or not competitive with any business of the Company or any of its subsidiaries or affiliates), any information acquired dming the Employment Period with regard to the financial, business or other affairs of the Company or any of its subsidiaries or affiliates (including, without limitation, any list or record of persons or entities with which the Company or any of its subsidiaries or affiliates has any dealings), other than (i) infmmation already in the public domain;
(ii) information of a type not considered confidential by persons engaged in the same business or a business similar to that conducted by the Company or its subsidiaries and affiliates; or (iii) information that Key Employee is requu:ed to disclose under the following circumstances: (A) at the express direction of any authorized governmental entity; (B) pmsuant to a subpoena or other court prncess; (C) as otherwise required by law or the rules, regulations, or orders of any applicable regulatory body; or (D) as othe1wise necessary, in the opinion of counsel for Key Employee, to be disclosed by Key Employee in connection with any legal action or proceeding involving Key Employee and the Company or any subsidiary or affiliate of the Company in his capacity as an employee, officer, director, or stockholder of the Company or any subsidiary or affiliate of the Company. Key Employee will, at any time requested by the Company (either during or within two years after his employment with the Company), prnmptly deliver to the Company all memoranda, notes, reports, lists and other documents (and all copies thereof) relating to the business of the Company or any of its subsidiaries and affiliates which he may then possess or have under his contrnl.

(c)    Reasonableness of Restrictions. Key Employee aclmowledges that the geographic boundaries, scope of prohibited activities, and time duration set fo1th in this Section
3.7 are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company and the confidentiality of its Confidential Information and to protect the legitimate business interests of the Company, and that the enforcement of such provisions would not cause Key Employee any undue hardship nor unreasonably interfere with Key Employee's ability to earn a livelihood. If any court determines that any portion of this Section 3.7 is invalid or unenforceable, the remainder of this Section 3.7 will not thereby be affected and will be given full effect without regard to the invalid provisions. If any cou1t construes any of the provisions of this Section 3.7, or any part thereof, to he unreasonable because of the dmation or scope of such provision, such court will have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

(d)    Enforcement. Upon Key Employee's employment with an entity that is both (i) not a subsidiary or affiliate of the Company and (ii) potentially engaged in competition with the Company (a "Successor Employer") during the pe1fod that the provisions of this Section
3.7    remain in effect, Key Employee will provide such Successor Employer with a copy of this Agreement and will notify the Company of such employment within 30 days thereof. Key Employee agrees that in the event of a breach of the te1ms and conditions of this Section 3.7 by Key Employee, the Company will be entitled, if it so elects, to institute and prosecute proceedings, either in law or in equity, against Key Employee, to obtain damages for any such breach, or to enjoin Key Employee from any conduct in violation of this Section 3.7.
3.8    Parachute Payments. Notwithstanding anything to the contrary in this Agreement, if Key Employee is a "disqualified individual" (as defined in Section 280G(c) of the Code), and the benefits provided for in this ARTICLE III, together with any other payments and benefits which Key Employee has the right to receive from the Company would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the benefits provided hereunder (beginning with any benefit to be paid in cash hereunder) will be reduced (but not below zero) so that the present value of such total amounts and benefits received by Key Employee will be $1.00) less than three times Key Employee's "base amount,; (as defined in Section 280G(b)(3) of the Code) and so that no po1tion of such amounts and benefits received by Key Employee will be subject to the excise tax imposed by Section 4999 of the Code. The determination as to whether such a reduction in the amount of the benefits provided hereunder is necessaiy will be made by the Board in good faith. If a reduced cash payment is made and through en·or or othe1wise that payment, when aggregated with other payments and benefits from the Company used in determining if a "pat·achute payment" exists, exceeds $1.00 less than three times the Key Employee's base amount, then Key Employee will immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 3.8 will require the Company to be responsible for, or have any liability or obligation with respect to, Key Employee's excise tax liabilities under Section 4999 of the Code.

3.9    Payments Subject to Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement ai·e intended to comply with Section 409A of the Code and the applicable Treasury regulations at1d administrative guidance issued thereunder (collectively,"Section 409A") or an exemption therefrom filld shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary sepai·ation from service or as a short-te1m defenal shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a tennination of Key Employee's employment shall only be made if such termination of employment constitutes a "sepai·ation from service" under Section 409A. To the extent that any right to reimbursement of expenses or payment of filly benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (a} any such expense reimbursement shall be made by the Compfilly no later than the last day of the taxable year following the taxable year in which such expense was incmTed by Key Employee, (b) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchfillge for another benefit, and (c) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any airnngement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Key Employee's receipt of such payment or benefit is not delayed until the earlier of (x) the date of Key Employee's death or
(y) the date that is six months after the termination of employment (such date, the "Section 409A Payment Date"), then such payment or benefit shall not be provided to Key Employee (or Key Employee's estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Compat1y or filly of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Key Employee on account of non-compliance with Section
409A.

ARTICLE IV MISCELLANEOUS
4.1    Governing Law. This Agreement is governed by and will be constrned in accordance with the laws of the State of Texas, without regard to the conflicts of law principles of such State.
4.2    Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and Key Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.
4.3    Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law will, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.
4.4    Entire Agreement. Except as provided in the written benefit plans and programs referenced in Section 2.3(d) and Section 2.3(e) and ARTICLE III, this Agreement embodies the complete agreement and understanding among the patties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the patties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, this Agreement does not supersede or preempt any understanding, agreement or representation regarding stock, stock options, or other equity interests.
4.5    Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city, and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company's employees generally.
4.6    Headings. The paragrnph headings have been inserted for purposes of convenience and will not be used for interpretive purposes.
4.7    Actions by the Board. Any and all determinations or other actions required of the Board hereunder that relate specifically to Key Employee's employment by the Company or the te1ms and conditions of such employment will be made by the members of the Board other than Key Employee (if Key Employee is a member of the Board), and Key Employee will not have any right to vote or decide upon any such matter.

4.8    Construction. The language used in this Agreement will be deemed to be the language chosen by the patties to express their mutual intent, and no rule of sll-ict construction will be applied against any party.

IN WITNESS WHEREOF, the pruties hereto have executed this Agreement effective as of September 30, 2015.

COMPANY:

ORION MARINE GROUP, INC.

By:
Name:
Title:    President & Chief Executive Officer

Name: Robert L.    Tabb

Exhibit A

FORM OF RELEASE AGREEMENT

This Release Agreement (this "Agreement") constitutes the release refen-ed to in that certain Employment Agreement (the "Employment Ag1·eement") effective as of September_, 2015, by and between Robert L. Tabb ("Employee") and Orion Marine Gronp, Inc,, a Delaware corporation (the "Company").

(a)    For good and valuable consideration, including the Company's provision of payments to Employee in accordance with Section 3.4 of the Employment Agreement, Employee hereby releases, discharges and forever acquits the Company, its subsidiaries and their affiliates and subsidiaries and the past, present and future stockholders, members, owners, investors, partners, directors, officers, managers, employees, agents, attorneys, heirs, representatives, successors and assigns of the foregoing, as well as (except in any case in which it is proven that any such plans were not administered in accordance with their terms) all employee benefit plans maintained by the Company, its subsidiaries and their affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the "Company Parties"), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind 1·elated to Employee's employment with any Company Party, the te1mination of such employment, and any other acts or omissions related to any matter on or prior to the date of the execution of this Agreement including without limitation any alleged violation through the date of this Agreement of: (i) the Age Discriniination in Employment Act of 1967, as amended;
(ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991;
(iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) tl!e Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993; (xi) any federal, state or local anti-discrimination or anti-retaliation law; (xii) any federal, state or local wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance;
(xiv) any public policy, contract, t011, or common law claini; (xv) any allegation for costs, fees, or otherexpenses including attorneys' fees incurred in these matters; (xvi) any and all rights, benefits or claims Employee may have under any employment contract, incentive compensation plan or stock option plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Employment Agreement and any stock option or other equity compensation agreement between Employee and any Company Party and (xvii) any claim for compensation or benefits of any kind not expressly set forth in Section 3.4 of the Employment Agreement (collectively, the "Released Claims"). In no event shall the Released Claims include (a) any claini which arises after the date of this Agreement, (b) any claim to vested benefits under an employee benefit plan, or (c) any claims for contractual payments expressly provided for under Section 3.4 of the Employment Agreement. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Employee is simply

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agreeing that, in exchange for the consideration recited in the first sentence of this paragraph (to which Employee acknowledges he is not otherwise entitled but for his execution and non-revocationof this Agreement), any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. By signing this Agreement, Employee is bound by it. Anyone who succeeds to Employee's rights and responsibilities, such as heirs or the executor of Employee's estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which Employee may have a right or benefit. Notwithstanding the release of liability contained herein, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission ("EEOC") or comparable state or local agency or patticipating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetru·y or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)    Employee agrees not to bring or JO!ll any lawsuit against any of the Company Parties in any court relating to any of the Released Claims. Employee represents that Employee has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any comt or before any government agency and has made no assignment of any rights Employee has asse1ted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.

(c)	By executing and delivering this Agreement, Employee acknowledges that:

(i)	Employee has carefully read this Ag!'eement;

(ii)
Employee has had at least [twenty-one (21)] [forty-five (45)] days to consider this Agreement before the execution attd delivery hereof to the Company [Add, if 45 days applies, due to the concurrent separation of a number of other employees,: , and he acknowledges that attached to this Agreement are (1) a list of the positions and ages of those employees selected for termination (or participation in the exit incentive or other employment termination program); (2) a list of the ages of those employees not selected for termination (or participation in such program); and (3) information about the unit affected by the employment termination program of which his termination was a part, including any eligibility factors for such program and any time limits applicable to such program];

(iii)
Employee has been and hereby is advised in writing that Employee may, at Employee's option, discuss this Agreement with an attorney of Employee's choice and that Employee has had adequate opportunity to do so;

(iv)
Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated in the Employment Agreement and herein; and Employee is signing this Agreement voluntarily and of Employee's own free will, and that Employee understands and agrees to each of the terms of this Agreement; and

(v)
With the exception of any sums that Employee may be owed pursuant to Section 3.4 of the Employment Agreement, Employee has been paid all wages and other compensation to which Employee is entitled under the Agreement and received all leaves (paid and unpaid) to which Employee was entitled during the Employment Period (as defined in the Employment Agreement).

Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Employee delivers this Agreement to the Company (such seven day period being referred to herein as the "Release Revocation Period"). To be effective, such revocation must be in writing signed by Employee and must be received by the Chief Executive Officer of the Company, his designated agent, or his principal office, marked for his attention, before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void. No consideration shall be paid if this Agreement is revoked by Employee in the foregoing manner,
Executed on this -----day of ------ ----

Robert L. Tabb

First Amendment to EMPLOYMENT AGREEMENT
Robert L. Tabb

This First Amendment (this "Amendment") dated as of September 25, 2017, to that certain Employment Agreement (the "Agreement"), dated September 30, 2015 (the "Effective Date"), by and between Orion Group Holdings, Inc., a Delaware corporation (the "Company"), and Robert L. Tabb (the "Key Employee").

WITNES SETH:

WHEREAS, the Company has identified the below signed individual as a Key Employee who is an integral part of the Company's operation and management and as a result entered into the Agreement with him;

WHEREAS, the Company recognizes the undersigned individual's ongoing efforts as a Key Employee and desires to continue to reward those efforts to protect and enhance the best interests of the Company;

WHEREAS, the Agreement expires on September 30, 2017; and both the Company and the Key Employee desire to extend the Agreement for an additional two (2) year period; and

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I
PURPOSE, DEFINITIONS AND INTERPRETATIONS

1.1    Purpose. The purpose of this First Amendment to the Agreement is to evidence the Parties' mutual agreement to a two (2) year extension to the Agreement under the terms and conditions as hereinafter provided.
1.2    Definitions. Any capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.
1.3    Interpretations. In this Amendment, unless a clear contrary intention appears, (a) the words "herein," "hereof' and "hereunder" and other words of similar import refer to this Amendment as a whole and not to any particular Article, Section or other subdivision; (b) reference to any Article or Section, means such Article or Section hereof; and (c) the word "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such terms.

EA-Tabb September 25, 2017

ARTICLE II AGREEMENT

The parties hereby mutually agree to the following terms as reflected below.

2.1    Term. Section 2.1 of the Agreement be hereby superseded and replaced with the following:
"The term of this Agreement commenced on the Effective date of this Agreement and will end on September 30, 2017 (the "Initial Term"); however, the Agreement is hereby extended for (a) an additional two (2) year period commencing October 1, 2017 and ending on September 30, 2019, and (b) for such other subsequent periods of time as from time to time may be mutually agreed between the Parties at least thirty (30) days prior to the end of any such respective extended term."
2.2    Compensation. Section 2.3(a) of the Agreement he hereby superseded and replaced with the following:
"(a) Base Salary. During the Employment Period, Key Employee will receive an initial Base Salary at the rate of One Hundred Eighty-Seven Thousand Six Hundred One and 44/100 Dollars ($187,601.44) per annum payable in periodic installments in accordance with the Company's normal payroll practices and procedures, which base salary may be increased (but not decreased) by the Company from time to time."

ARTICLE III OTHER TERMS

3.01    Remaining Terms of the Agreement: Except to the extent specifically provided herein to the contrary in this Amendment, all terms, conditions, understandings and agreements between the Parties, as set forth in the Agreement shall be binding upon and inure to the benefit of each of the respective Parties, as set forth in the Agreement.
3.02    Severability Clause: If any portion of this Amendment (or the Agreement, as extended hereunder), is held to be invalid or unenforceable for any reason by a court or gove=ental authority of competent jurisdiction, then such portion will be deemed to be stricken and the remainder of the document(s) shall continue in full force and effect.
3.03    Headings: The headings are for convenience only and may not be used to construe or interpret this Amendment.
3.04    Counterparts and Signatures: This Amendment may be executed in one or more counterparts, and by each of the respective Parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of this Amendment, facsimile and electronically transmitted signatures shall be deemed originals for all proposes.

EA-Tabb

September 25, 2017    '

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first above written.

COMPANY:

ORION GROUP HOLDINGS, INC.

Title:    President & Chief Executive Officer
Robert L. Tabb